Exhibit 10.34.2

1095 Avenue of the Americas, 34th Fl.
New York, NY 10036

May 17, 2017

Watford Re Ltd.
P.O. Box HM 2069
Hamilton HM HX
Bermuda
Attn: Chief Financial Officer

Ladies and Gentlemen:

Ref: Standby Letter of Credit Facility

Reference is made to that certain facility letter dated May 19, 2014 (as amended and modified by letter amendments dated May 27, 2014, May 18, 2015 and May 19, 2016), by and between Lloyds Bank plc (the “Bank”, “us” or “we”) and Watford Re Ltd. (the “Applicant” or “you”), an exempted company with limited liability organized under the laws of Bermuda for the issuance and amendment of standby letters of credit for its account (as so amended, the “Facility Agreement”; capitalized terms used herein and not defined herein shall have the meanings assigned in the Facility Agreement) pursuant to which the Bank acting through its New York Branch established a Facility currently with a Facility Amount in the principal amount of One Hundred Million Dollars ($100,000,000) to the Applicant.

You have requested that we amend and extend the Scheduled Termination Date.

We are pleased to advise that the Scheduled Termination Date is amended and extended to May 19, 2018.

This agreement shall be effective as of May 19, 2017 (“Effective Date”).

The Applicant represents and warrants that as of the effective date of this agreement no Event of Default under the Master Agreement nor any event or circumstance which with the giving of notice or lapse of time or both could become an Event of Default under the Master Agreement has occurred and is continuing.

All other provisions of the Facility Agreement shall remain in full force and effect.

Upon the effectiveness of this agreement any reference in a Related Document to the “Facility Agreement” shall mean and be a reference to the Facility Agreement as previously amended and as amended hereby.

The Bank is also pleased to advise you that at any time, and from time to time prior to the Scheduled Termination Date, you may request an increase in the Facility Amount in an amount up to an aggregate of $50,000,000 (“Accordion Request”). The Bank may consider, in its sole discretion, each such Accordion Request but the Bank shall not be obligated to consent to any such Accordion Request. Any such increase in the Facility Amount to which the Bank may consent shall be subject to such terms and conditions as are mutually satisfactory and as may be otherwise required by the Bank.

You shall be required to deliver to the Bank customary documentation, including but not limited to, those required by the conditions precedent provided for in the May 19, 2014 Standby Letter of Credit Facility (as such agreement has been amended or otherwise modified). At the Bank’s discretion, the Bank may accept a certificate of a senior officer attesting to certain of the foregoing customary documentation (such senior officer’s certificate shall not cover a favorable opinion of counsel to the Applicant) otherwise requested.

This agreement may be executed by the parties hereto individually, or in any combination of the parties hereto, in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A “PDF” copy of the foregoing shall operate as an original.

The agreement shall be governed by and construed under the laws of the State of New York.

Please provide the Bank with a certificate of the Secretary of the Applicant certifying that there remains in full force and effect that resolution of the Directors of the Applicant (previously provided to the Bank) which authorized the execution and delivery of the Related Documents and amendments thereto.

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Yours sincerely,

LLOYDS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and agreed (in counterpart) as of the ___ day
of May, 2017

WATFORD RE LTD

By:
Name:
Title:

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